Summit Semiconductor Delivering the Wireless Immersive Sound Experience Technology creates Picture Perfect Sound Interoperability standard creates Consumer Choice Summit Rx RF Module Summit ASIC Branded Speakers SWS997 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333 - 224267 Relating to Preliminary Prospectus Filed on June 22, 2018

Free Writing Prospectus Disclosure • Issuer Free Writing Prospectus Issued Pursuant to SEC Rule 433 • This free writing prospectus relates to the proposed initial public offering of common stock of Summit Semiconductor, Inc. (the “Company”), together with the underwriter’s warrant to purchase common stock and common stock underlying such warrant, all of which are being registered on a Registration Statement on Form S - 1 (No. 333 - 224267) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated June 22, 2018 included in that Registration Statement, which can be accessed through the following link: • https:// www.sec.gov/Archives/edgar/data/1682149/000114420418035340/tv496740_s1a.htm • Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: 855 - 288 - 2539. 2

Safe Harbor Statement • Certain statements in this communication constitute “forward - looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “inten ds, ” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward - looking statements to be covered by the saf e harbor provisions for forward - looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this sta tement for purposes of complying with those safe harbor provisions. These forward - looking statements reflect our current views about our plans, intentions, expectations, st rategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expect ati ons, strategies and prospects as reflected in or suggested by those forward - looking statements are reasonable, we can give no assurance that the plans, intentions, expectatio ns or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward - looking statements and will be affected by a variety of risks and factors that are beyond our control. • Risks and uncertainties for Summit include, but are not limited to: the fact that we have incurred significant operating loss es since inception and will incur continued losses for the foreseeable future; our limited operating history; our need for future capital and risks related to our ability to obtain ad ditional capital to fund future operations; uncertainties of cash flows and inability to meet working capital needs as well as other milestone, royalty and payment oblig ati ons; the fact that our independent registered public accounting firm’s report on the Company’s 2016 and 2017 financial statements contains an explanatory paragraph that st ate s that our recurring losses from operations and our need to obtain additional capital raises substantial doubt about our ability to continue as a going concern; our subs tan tial indebtedness; risks related to our commercial launches of our products and our inexperience as a company in marketing products; the degree of market acceptance of our products; among others. You should refer to the “Risk Factors” section of the Registration Statement on Form S - 1/A (File # 333 - 224267) for a discussion of importan t factors that may cause our actual results to differ materially from those expressed or implied by our forward - looking statements. 3

Deal Summary 4 Issuer Summit Semiconductor Co - Leads Alexander Capital, LP & R.F. Lafferty & Co., Inc. Ticker/Exchange WISA/NASDAQ Offering Size $15,000,000 Pricing Range $5 - $7 / share Shares Offered 2,500,000 Use of Proceeds • Product development • Sales, marketing, general and administrative • Debt repayment • Capital expenditures • General working capital purposes

Summit Semiconductor 5 Revenue 2017 – 2022 Embedded Software IP Gross Margin Target ~100% Chip / Module Gross Margin Target ~30% Growth in SKUs Shipping to Consumers CES '18 CES '19 Sells audio semiconductor chips, modules and licensable IP to enable wireless home theater ~3X

Expanding Largest Ecosystem Controls the interoperability standard for building the ecosystem around Summit’s technology with consumer electronics brands, ODMs and consumers: 30+ brands including 6

Paradigm Shifts Lead to 7 Consumer Desire Poor audio quality of Bluetooth and thin TVs leaves consumers wanting better sound PICTURE PERFECT SOUND Simplicity, Fidelity and Interoperability Multiple Content Streams ~ 70% of OTT content has 5.1 audio!

Audio Matters 8

Video Improves with Immersive Sound 9 Who Cares? Everyone Who Loves SPORTS TV SHOWS CONCERTS MOVIES ALL COMING INTO THE HOME IN 5.1 OR GREATER GAMING

10 Personal Whole House Immersive Sound Capturing the Wireless Audio Evolution Audio Only Audio & Video 1 Speaker ≤ 8 Speakers ≤ 3 Speakers

AVRs TVs XBOX Windows 10 Surface Pro Sources Speakers 11 Interoperability Creates Consumer Choice Wireless Interoperability Standard

What’s the Press Saying about WiSA? 12 “FINALLY, THE WIRELESS HOME THEATER IN A BOX YOU'VE BEEN WAITING FOR” “A NEW, RIDICULOUSLY EASY - TO - USE TECHNOLOGY” “RAISES THE PLEASURE QUOTIENT TO JUST PLAIN SUPER” “BEST HOME THEATER TECH OF CES 2018”

Immersive Sound Total Available Market 13 Mobile Smart Phone, Tablet Headphones High - end, Low - end, Gamer, VR Audio Video Systems TV, STB, Streaming, Gaming, PC Home Theater Accessory, HTiB, Soundbar, AVR 2075 368 514 23 Chip & Module Stereo 2.0 (2 channels) Atmos 5.1.2 (8 channels) 249* 747 368 368 154** 830 41*** 184 Markets * 6% Bluetooth / WiFi attach 2017 ** 15% attach rate based on internal estimates *** 2.0 excludes HTiB > 1B Speakers on Avg. (M units) Go - to - Market Strategy Speakers in M Units Embedded Software IP Evolving from Stereo to Immersive Sound Source: Company estimates, Statista, IDC, CTA, Parks Associates, GFX

Market Trends Driving Speaker Growth Consumer Acceptance: • Whole house audio systems: Sonos, Play - Fi • Voice activated speakers: Amazon, Google, Apple Technology is Driving Immersive Sound: • Ultra thin TVs with terrible sound • Speakerless TVs starting to ship • Content availability through Over - The - Top (OTT) services: 2.0  5.1+ • TVs and phones decoding multi - channel audio for the OTT streamed content • Simplicity of set up for home theater through wireless: WiSA 14

Home Audio Market: Large and Growing ... 15 Source : MarketsandMarkets™ $32B $15B “…consumer preferences for portable devices, and advancements in wireless technologies are driving the growth of the market” “Growth of the market for home audio applications can be attributed to the continuous technological innovations in home audio devices and growing consumer demand for high - performance home theater experience owing to increased disposable income.”

Protecting IP & Trademark Audio Transport and Recovery Latency Synchronization 11 Patents Issued/Pending Patents: • 8 issued • 3 pending • 4 – 6 scheduled to file in 2018 16

Competitive Advantages

SIMPLICITY WINS!
Simple set-ups requiring no expertise and very little time

Wireless Attributes	Bluetooth	WiFi	WiSA™	Technology
Multi-channel		◐	●	Up to 8 Separate Audio Channels
Lip-sync			●	Video Content Requirement
Speakers Synchronized			●	Eliminates Phase Distortion
High Fidelity			●	Support latest content formats up 24bit/96k sample rates
Expandable Over Time			●	Scalability Built into Technology
Brand Interoperability	●	Brand Specific	●	WiSA™ Test Specification
Robust Wireless Connection	◐	◐	●	Avoids Network Congestion Supports UNII RF Bands
Simple Setup	●	◐	●	< 30 minute Home Theater Setup
Low Integration Cost	● Stereo Only	●	●	No Multi-Channel Direct Competitor

Source: Summit's Technical Summary

SUMMIT wireless WISA
17

Extending Immersive Sound Broadly • Licensing core IP for low - latency, tight speaker synchronization and high fidelity to smart devices: • Speakers, including voice - activated • TVs, especially speakerless • Phones • Tablets • Game consoles • PCs • WiSA™ - ready program is first step • Nominal cost for large Tier 1 implementations 18 Embedded Software / IP Licensing Strategy Consumers Win • Greater simplicity • Greater access to content • Lower cost to enable

Audio Driving Immersive Sound Design Wins 19 TV Mobile ASICS and Modules IP Licensing Customers Targets Voice Activated

• WiSA membership growing • Harman • Microsoft’s Xbox Division • Goldenear, Primare, Almando, Electrocompaniet • Membership Requirements: • Products must be compliance tested • WiSA logo must be included on products, spec. sheets, packaging, marketing material • Participation in WiSA marketing opportunities to Retailers and the industry optional • Participation of advisory Board optional • Membership growth leads to design wins 20 Revenue Drivers: More Brands Joining WiSA Growth of WiSA Brands 65+% 30+%

• Designing new member products • Samsung’s HARMAN Group • Microsoft’s Xbox Division compatible products through Axiim partnership • New members • 2019 SKUs are in production/design this year • Global Presence • Headquarters in San Jose, CA • R&D, Productions, Product Marketing in Oregon • Sales & Engineering support teams in China, Japan, Korea and Taiwan 21 Revenue Drivers: More Products Shipping Growth in SKUs Shipping to Consumers CES '18 CES '19 ~3X

22 Revenue Drivers: Lower Consumer Price Points New Mass Market Price Points $- $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 Sonos/Bose Enclave Xbox: Axiim Enclave New Lower consumer prices drives higher unit sales

Upcoming Milestones H1 ‘ 18 Begin shipping Axiim’s Xbox product Announce new WiSA™ members Begin shipping Harman Unveiled at CES WiSA™ - ready platforms H2 ‘ 18 Launch products from new customers Engage Alpha IP customer 23

Summit Leadership

Founders/Executives

Brett A. Moyer
CEO, Pres. and Chairman
- Focus Enhancements, President & CEO (NASDAQ:FCSE)
- Zenith Electronics/LG
- Director: HotChalk, NEO Magic, Alliant Int'l University,

Gary L. Williams
CFO, Sec. & VP of Finance
- Focus Enhancements, CFO (NASDAQ:FCSE)
- Videonics, CFO (NASDAQ:VDNX)
- Coopers and Lybrand, LLP, CPA
- Quantum3D, CFO

Tony Ostrom
President, WiSA Association
- Klipsch Group, VP of Product Dev.
- Product development leadership at House of Marley and Powermat

Tony Parker
VP, Bus. Dev. & Strategy
- Cirrus Logic, TI, AT&T, Agere Systems & Lucent
- 25+ years product marketing strategy

Keith Greeney
VP of Engineering
- Designed 10+ ASICs
- 25+ years firmware, hardware, digital signal processing (DSP) & ASIC design experience
- Textronix Federal Systems, key contributor

Ed Green
VP of Operations
- Network Elements, management roles
- Focus Enhancements
- Lattice Semiconductor

Board of Directors

Jeff Gilbert
Director since 2015
- Technologist
- Alphabet, Google X
- SiBeam, CTO
- Silicon Image, CTO
- Atheros, Sr. Mgt.

Michael Howse
Director since 2018
- PC Gaming/Esports expert
- Eleven Ventures, Founder & GP
- Bigfoot Networks, CEO
- AMD, Creative Labs, S3 & 3dfx Interactive

Sam Runco
Director since 2010
- Home Theater industry expert
- Focus Enhancements & CEA, Former Director
- Winner, multiple Home Theater industry awards
- *Dealerscope* magazine's Hall of Fame member

Helge Kristensen
Director since 2010
- Home Theater industry expert
- Hansong Technology, VP
- Platin Gate Technology (Nanjing), President
- 25 years+ audio and technology industry

Brian Herr
Director since 2018
- Finance & capital markets expert
- Candlewood Funds, Portfolio Manager
- Credit Suisse, Brown Brothers Harriman

Jonathan Gazdak
Director since 2015
- Finance & technology expert
- Alexander Capital, MD
- Aegis Capital, Oppenheimer & Co.
- IT consulting entrepreneur

Michael Fazio
Director since 2017
- Corporate strategy and operations expert
- MARCorp Financial, Chairman
- Houlihan Lokey
- Comdisco, Pres.

SUMMIT wireless WISA
24

Paradigm Shift, Growing Market Proven Technology, Global Standard Advantages: IP + Standard 11 patents issued/pending + WiSA™ Long - term Revenue Growth • Releasing new member products ~ 20+ SKUs expected in 2018 from HARMAN & Xbox via Axiim • Signing new customers • Improving execution from existing customers • Driving cross - category marketing partnerships Wireless Immersive Sound Market Leader 25 Personal Whole House Immersive Sound TAM 1B+* speaker * Source: Company estimates, Statista, IDC, CTA, Parks Associates, GFX

Summit Semiconductor CEO Brett Moyer (408) 761 - 3880 bmoyer@summitsemi.com 26 Contact